Exhibit 99.1

BEFORE THE STATE CORPORATION COMMISSION
OF THE STATE OF KANSAS

In the Matter of the Investigation of Actions of Western Resources, Inc. to Separate its Jurisdictional Electric Public Utility Business from its Unregulated Businesses	) ) ) )	Docket No. 01-WSRE-949-GIE

JOINT MOTION OF WESTAR ENERGY, INC.

AND WESTAR INDUSTRIES, INC.

FOR EXPEDITIOUS APPROVAL OF

SALE OF PROTECTION ONE, INC. OR,

IN THE ALTERNATIVE, WESTAR INDUSTRIES, INC.

COME NOW Westar Energy, Inc., formerly known as Western Resources, Inc. (“Westar Energy” or “Company”), and Westar Industries, Inc., a wholly owned subsidiary of Westar Energy (Westar Industries), (collectively, the “Joint Movants”) and file their Joint Motion for expeditious approval of the sale by Westar Industries of its equity interest in Protection One, Inc. (Protection One), the assignment of the Protection One credit facility (Westar Industries’ Protection One shares and the credit facility are hereinafter referred to as the “Protection One Assets”) by Westar Industries or, in the alternative, of the sale by Westar Energy of all of the shares of Westar Industries, at which time Westar Industries’ assets and liabilities will consist of only the Protection One Assets, and other related transactions, as discussed herein.  Joint Movants respectfully request that the Commission issue an order by January 15, 2004, so that the transaction may close no later than January 30, 2004.  In support of this Joint Motion, the Joint Movants state as follows:

SUMMARY

1.                                       On December 23, 2003, Westar Energy announced that it had entered into a definitive agreement (the “Purchase Agreement”), attached as Exhibit MAR-2 to the affidavit of Mark A. Ruelle (the affidavit is attached as Appendix A), to sell the Protection One Assets, or in the alternative, all of the shares of Westar Industries, at which time Westar Industries’ assets and liabilities will consist only of the Protection One Assets,(1) to one or more entities formed by Quadrangle Capital Partners LP and Quadrangle Master Funding Ltd. (Quadrangle).  Neither Westar Energy nor any of its officers has any affiliation with Quadrangle nor have either Westar Energy or any of its officers had any prior dealings with Quadrangle.  The transaction is anticipated to close in January 2004, upon receipt of necessary approvals, and to produce debt reduction benefits in excess of $500 million.  The transaction is the result of an extensive auction and market test process.  Westar Energy has communicated with the parties concerning its progress toward an agreement to sell its interest in Protection One.  The parties have previously been given the opportunity to review materials related to the process that led to the Purchase Agreement and will be fully briefed by Westar Energy concerning this transaction at a meeting scheduled for January 5, 2004.  As a result of the transaction, Westar Energy’s controlling ownership of Protection One will end,(2) as will its obligations under the Protection One revolving credit facility.

2.                                       Quick approval and execution of the transaction is in the public interest. Joint Movants respectfully request that the Commission give its approval to the transaction with no modifications.

(1) The option to sell Westar Industries (referred to in the Purchase Agreement as the “Parent Election”) requires all assets other than the stock of Protection One held by Westar Industries and the Protection One credit facility to be removed from Protection One prior to or contemporaneously with closing.

(2) After the transaction, Westar Energy will continue to own approximately 750,000 shares of Protection One common stock.  These shares are related to restricted share units in Protection One granted to David Wittig and Doug Lake.  The question of whether or not they will receive these shares is an issue in the contract arbitration with Messrs. Wittig and Lake.  If not transferred to Messrs. Wittig and Lake or required to be retained for their benefit, such shares will be transferred to Quadrangle for no additional consideration.  See Westar Energy, Inc., Form 8-K, at 48 (June 13, 2003.)

BACKGROUND

3.                                       On February 6, 2003, Westar Energy filed a Debt Reduction and Restructuring Plan (the “Plan”).  Generally, the Plan indicated Westar Energy’s intent to divest various non-utility assets, reduce its debt and return to its roots as a Kansas electric public utility.  One of the elements of the Plan was the disposition of Westar Energy’s interests in Protection One.  In the Plan, Westar Energy publicly indicated that the disposition of its interests in Protection One was projected to occur in late 2003 or early 2004 and to reduce its debt by $500 million to $1 billion.  In confidential materials provided to the Commission and active parties, the Company estimated that the debt reduction from disposition of the Protection One assets would be approximately $500 to $560 million.

4.                                       On March 11, 2003, the Commission issued its Order No. 65.  The Order approved certain transactions among Westar Energy, Westar Industries and Protection One.  In the Order, the Commission required that “the Credit Facility between Westar Industries and Protection must be paid off upon the sale of all or a majority of Protection One common stock held by Westar Energy and Westar Industries.”  Order No. 65 at ¶ 11.  Order No. 65 also addressed payment for the tax year 2002 by Westar Energy to Protection One under the Tax Sharing and Allocation Agreement between them.  The Order authorized the payment of an estimated amount of $20 million by Westar Energy to Protection One related to tax benefits received by Westar Energy from the consolidation of Protection One into the Westar Energy tax return.  Id. at ¶ 13.  The $20 million figure reflected certain assumptions concerning the taxable income and losses of Westar Energy and Protection One.  Order No. 65 also required that Westar Energy and Westar Industries seek approval from the Commission before making additional tax sharing payments or selling Protection One.  Id. at ¶ 18.

5.                                       On July 21, 2003, Westar Energy, Westar Industries, Protection One, Commission Staff, MBIA Insurance Corporation, Kansas Industrial Consumers and Unified School District No. 259 filed a Stipulation and Agreement requesting approval of the Plan subject to certain qualifications.  On July 25, 2003, the Commission approved the Plan, as modified by the Stipulation and Agreement.  In so doing, the Commission found that the Plan “as conditioned by the Stipulation, is reasonable and in the public interest.”  Order No. 75, at ¶ 11.

6.                                       On December 23, 2003, Westar Energy announced that it had entered into the Purchase Agreement.  As discussed in the Mr. Ruelle’s affidavit, this announcement was the culmination of months of efforts to determine the value of Protection One and to maximize the value of the Protection One Assets for use in Westar Energy’s debt reduction efforts.

7.                                       The disposition of the Protection One Assets under the Purchase Agreement is expected to reduce Westar Energy’s consolidated debt by more than $500 million and to close as early as January 2004.  The debt reduction results from a combination of cash proceeds for the shares of Protection One stock held by Westar Industries, cash proceeds for debt owed to Westar Industries by Protection One under the credit facility, the deconsolidation of Protection One third-party debt from Westar Energy’s consolidated balance sheet, tax benefits produced by the transaction, contingent tax sharing payments from Quadrangle to Westar Energy, payments to Westar Energy contingent upon the results of the restructuring of Protection One contemplated by Quadrangle and the future proceeds from the Protection One senior debt currently held by Westar Industries.

8.                                       The Purchase Agreement contemplates Quadrangle acquiring all the Protection One Assets from Westar Industries.  However, because the assignment of the credit facility requires the approval of the Special Committee of Protection One’s Board of Directors,(3) of which Westar Energy and Quadrangle cannot be assured, Westar Energy negotiated flexibility in the Purchase Agreement that allows Westar Energy, at its option to exercise the Parent Election and sell all of the stock of Westar Industries to Quadrangle, thereby avoiding the need for consent by the Special Committee.  In the event Westar Industries is sold, all assets other than the Protection One Assets will be transferred from Westar Industries to Westar Energy or its subsidiaries prior to the sale.  As a result, several subsidiary corporations of Westar Industries that are not related to Protection One’s business, including passive minority interests in a power project in the Republic of Turkey that generate revenue for Westar Energy but require no new capital investment,(4) will become direct subsidiaries of Westar Energy.  Also, under the Parent Election, some minor assets and liabilities currently held at the Westar Industries level would be transferred to Westar Energy or its subsidiaries.  A list of interests, assets and liabilities to be transferred to Westar Energy is provided in Exhibits A and B to Exhibit A “Disposition Plan,” to the Purchase Agreement.  Consistent with a central tenet of the Plan, this transaction continues the simplification of Westar Energy’s corporate structure.  Exhibit MAR-3 to Mr. Ruelle’s affidavit depicts the organizational chart of Westar Energy as of November 30, 2002.  Exhibits MAR-4 and MAR-5 to Mr. Ruelle’s affidavit depict the expected organization of Westar Energy’s subsidiaries if the Protection One Assets are sold by Westar Industries and, alternatively, if the Parent Election is made by Westar

(3) The Special Committee of Protection One’s board consists of long-time directors with no ties to Westar Energy.  The role of the Special Committee is to protect the interests of the holders of publicly-traded Protection One stock and, arguably, debt holders.

(4) Westar Energy does incur some operations and maintenance costs associated with this project.  These are primarily legal fees and non-recourse debt interest and principal payments.  In recent years, such costs have been paid out of dividends derived from the project and the project has provided net positive cash flow to be used for debt reduction.  Westar Energy anticipates that this will continue to be the case in the future until such holdings are also divested.

Energy.  A brief description of the function of the Westar Energy subsidiaries is also provided in Exhibits MAR-4 and MAR-5.

9.                                       By this Joint Motion, Westar Energy and Westar Industries seek approval of the Purchase Agreement and of all the transactions required to implement the Purchase Agreement.

THE PROCESS

10.                                 The effort to sell Protection One has been complicated by the existence of other stakeholders, including Protection One’s minority shareholders and holders of its public debt.  The value of Protection One’s business, conditions in the monitored security business in general and general market and economic conditions also impacted the amount of economic benefits attainable by Westar Energy in this transaction.  Finally, Westar Energy had to be mindful of the tax implications of the various structures and transaction types under consideration.

11.                                 The process for a full and complete auction of Protection One was established with the assistance of Westar Energy’s financial advisors, Lehman Brothers, and the Company’s legal advisors, Davis Polk & Wardwell.  In the process of designing the auction, Westar Energy also sought input from Protection One management and the Protection One Special Committee.  Protection One’s management was helpful in this process.  The Company used a process that included two rounds of bidding followed by exclusive negotiations with potential buyers ultimately resulting in a final definitive agreement.  The process was based on methods commonly used in similar transactions.

12.                                 Through the issuance and distribution of an information memorandum concerning Protection One, Westar Energy solicited interest from 151 companies, including financial investors, monitored security companies both in the United States and overseas and industrial companies both in the United States and overseas.  Of those companies, 74 executed confidentiality agreements that entitled them to participate further in the process; 19 parties made non-binding first round bids on Protection One.  Exhibit MAR-6 to Mr. Ruelle’s affidavit provides a tabular breakdown of the parties whose interest was solicited and the responses received.

13.                                 Westar Energy and its advisors carefully evaluated these bids based on the risk-adjusted valuation of the bids, the perceived ability of the bidder to close the transaction and the proposed transaction structure.  Only bids that would be expected to provide at least $500 million in debt reduction qualified for the second round.  Through this process, the Company reduced the number of bidders to seven.  Of the seven qualifying bidders, four submitted second round bids.  Of those bids, three proposed to purchase only Westar Energy’s position in the revolving credit facility between Westar Industries and Protection One and Westar Industries’ holdings of Protection One common stock.  All of the bids were significantly reduced from the previous round.  One bidder reduced its offer by half and was immediately dropped from the process.  An exclusive bidder was selected from the three remaining bidders based on valuation and structure.  Unfortunately, negotiations for a definitive agreement with that buyer failed after the bidder proposed to renegotiate value and terms contained in its bid.  Westar Energy then reinstituted discussions with Quadrangle, which had submitted the second best bid.  Those further, detailed discussions and due diligence with Quadrangle commenced in early November 2003 and culminated in the Purchase Agreement signed on December 23, 2003.

14.                                 What emerged from this process was the structure discussed above in paragraph 8 involving the sale of the Protection One Assets to Quadrangle or, in the alternative, the sale of all of the shares of Westar Industries under the Parent Election.  In either transaction structure, Quadrangle, either directly or through Westar Industries, will assume all the obligations related to the Protection One credit facility.  Westar Energy will receive significant value for the credit facility and be relieved of any future obligation under it.  Protection One’s third party debt will continue to be the obligation of Protection One and will be deconsolidated such that it will no longer be reflected on Westar Energy’s balance sheet.

15.                                 The transaction selected is anticipated to generate in excess of $500 million in debt reduction for Westar Energy.  The final number will depend on the manner in which Westar Energy disposes of other Protection One senior debt (7-3/8% senior debt with face value of $26.6 million) currently owned by Westar Industries, the production and distribution of tax benefits from the transaction and the results of the post-sale restructuring contemplated by Quadrangle.  Benefits that flow from the sale are a combination of the following: (1) the removal of $305 million of Protection One third-party debt from Westar Energy’s balance sheet; (2) the sale of Protection One equity for $1.7 million; (3) the sale of the revolving credit facility for $118.3 million; (4) contingent payments by Quadrangle of 30% of the additional value up to the par value of the credit facility net of a specified preferred return to be realized by Quadrangle in its post-transaction restructuring of Protection One; (5) rebates up to $15 million, equaling one-half of any tax sharing payments, made by Westar Energy to Protection One for tax years 2002,(5) 2003 and 2004 in excess of the $20 million already paid to Protection One; and (6) the tax benefits of the transaction.  In addition, Protection One senior debt held by Westar Energy, with face value of $26.6 million, will be sold in a future transaction either to Quadrangle or a third party.

16.                                 The sale is subject to successful completion of a review, if needed, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) by the Department of Justice or Federal

(5) The tax sharing payment for 2002 included adjustments related to prior periods.

Trade Commission and approval by this Commission without conditions that would affect the post-closing operations of Protection One or Westar Energy.(6)

17.                                 Consistent with the Company’s prior commitments, all net proceeds will be used to reduce debt.

18.                                 The transaction value and anticipated benefits are premised in part on estimated tax sharing payments for tax years 2002, 2003 and 2004 to be made at closing.  Those payments, reflecting reductions in Westar Energy’s tax liability that result directly from its ability to consolidate Protection One on its tax returns, are estimated to be in the amounts of $11.7 million related to the 2002,(7) an estimated $8.2 million for the 2003 tax year and an estimated $12.4 million for 2004.(8)  These amounts, reflective of Westar Energy’s lower tax liabilities, are reflected in the value offered by the buyer.  However, as noted above, Quadrangle has agreed to rebate to Westar Energy one-half of any tax sharing payments made by Westar Energy to Protection One for tax years 2002, 2003 and 2004 in excess of the $20 million already paid to Protection One up to a maximum of $15 million in rebates.

19.                                 Additionally, the capital loss in the transaction will offset the capital gain realized by Westar Energy in the sale of its ONEOK, Inc. holdings allowing Westar Energy to recapture approximately $71.3 million in taxes associated with the ONEOK gain.  Westar Energy may also be able to utilize an election under section 338(h)(10) of the Internal Revenue Code to treat the

(6) The Company has been advised that the transaction is not subject to the HSR process.  However, in the event it is determined that the HSR process applies, any necessary HSR approval (or waiver) should be forthcoming within two, or at most four, weeks of any required HSR filing.

(7) In addition to this amount, Westar Energy has paid $20 million to Protection One for tax year 2002 as previously authorized by the Commission in Order No. 65.  See discussion supra at ¶ 4.

(8) These amounts and amounts related to prior years will not be final until the relevant tax years are closed out by the IRS.

transaction as an asset sale.  If Westar Energy is able to use the section 338(h)(10) election, up to $50 million would be available for debt reduction.

20.                                 The process used to develop the transaction under which Westar Energy will dispose of the Protection One Assets included a rigorous market check that identified the transaction that will maximize the debt reduction achievable by Westar Energy through the disposition of the Protection One Assets at this time.  Closing the transaction as quickly as possible will serve the best interests of our Kansas utility customers.

DISCUSSION

21.                                 The transaction that resulted from the process discussed above serves the public interest by terminating Westar Energy’s controlling interest in Protection One and continues Westar Energy’s significant progress toward achieving the objectives set forth in the Plan approved by the Commission in Order No. 75.  Thus, the transaction is expected to be executed within the timeframe contemplated by the Plan and is anticipated to generate benefits consistent with the estimate included in the February 6, 2003 Plan filing.  If the Protection One Special Committee consents to the assignment of the credit facility, the closing will likely occur five business days after this Commission approves the Purchase Agreement and all of the transactions contemplated by the Purchase Agreement.  If Westar Energy exercises the Parent Election, this transaction will close the later of (i) January 30, 2004 or (ii) ten business days after the Commission approves the Purchase Agreement and all of the transactions contemplated in the Purchase Agreement.

22.                                 Based on full disclosure to the active intervenors, except Protection One (subject to the Protective Order issued in this matter), the process used by Westar Energy to arrive at this transaction has already been reviewed and scrutinized by several of the intervenors.  None of the active intervenors to whom disclosure was offered has objected to the process.  Without the issuance of data requests, Westar Energy voluntarily gave the intervenors access to all of the materials provided to bidders and potential bidders in the auction process and all of the bid materials submitted in response.  These materials were reviewed by representatives of Staff, CURB, MBIA and USD 259.(9)  None of these parties has indicated any concern that the process was not reasonably designed to maximize the value to be received by Westar Energy in the disposition of the Protection One Assets.

23.                                 There was insufficient market value from any bidder to provide full repayment of the Protection One credit facility.  However, after the sale, either Quadrangle or Westar Industries (if the Parent Election is made) will bear sole responsibility for funding (and collecting) the credit facility.  Westar Energy’s obligations under the credit facility will cease upon the closing of this transaction.  The Joint Movants believe that given the structure of this transaction, the public interest is served by maximizing the benefits that result from the sale and terminating Westar Energy’s obligation under the credit facility.  Joint Movants have taken reasonable steps to extract the maximum value available for Westar Industries’ equity interest in Protection One and its rights under the revolving credit facility.

CONCLUSION

24.                                 The Purchase Agreement entered into between Westar Energy, Westar Industries, and Quadrangle will result in the termination of the relationship between Westar Energy and Protection One,(10) will terminate Westar Energy’s obligations under the Protection One revolving

(9) KIC was offered the opportunity to review the materials but opted not to conduct an on-site review.

(10)Westar Energy will provide transition services to Protection One under the current shared services agreement for a period of up to 12 months after closing but will not receive any services from Protection One.  Westar Energy leases space from Protection One in Wichita and leases space to Protection One in Topeka.  As was stated in footnote 2, credit facility and is anticipated to reduce Westar Energy’s debt by an amount in excess of $500 million.  Consequently, approval of the Purchase Agreement is in the public interest and consistent with the direction of the Commission in prior orders in this docket.  Joint Movants request that the Commission act expeditiously to approve the Purchase Agreement and all of the transactions contemplated by the Purchase Agreement.  Issuance of an order by January 15, 2004 will allow the transaction to close no later than January 30, 2004.

WHEREFORE, Joint Movants respectfully request that the Commission expeditiously issue an order in this docket authorizing Westar Energy and Westar Industries to implement all of the terms of the Purchase Agreement and the related transactions discussed herein, authorizing Westar Energy to make payments under the Tax Sharing Agreement, to transfer subsidiaries, assets and liabilities from Westar Industries to Westar Energy in the event of the Parent Election, to sell the Protection One 7-3/8% senior debt currently owned by Westar Industries to Quadrangle or another third party and for such other and further relief as may be appropriate.

Respectfully submitted,

Martin J. Bregman, #12618
Executive Director, Law
Larry M. Cowger, #11469
Director, Law
WESTAR ENERGY, INC.
818 Kansas Avenue
Topeka, Kansas 66612
(785) 575-1986; Telephone
(785) 575-8136; Fax

Westar Energy will continue to own approximately 750,000 shares of Protection One common stock and senior notes with a face value of $26.6 million for some time after closing.

Michael Lennen, #08505
Morris, Laing, Evans, Brock & Kennedy, Chartered
200 W. Douglas, 4th Floor
Wichita, KS 67202-3084
(316) 262-2671; Telephone
(316) 262-5991; Fax

ATTORNEYS FOR WESTAR ENERGY, INC. AND WESTAR INDUSTRIES, INC.

VERIFICATION

STATE OF KANSAS	)
	)	ss:
COUNTY OF SHAWNEE	)

Martin J. Bregman, being duly sworn upon his oath deposes and says that he is one of the attorneys for Westar Energy, Inc.; that he is familiar with the foregoing Joint Motion For Expeditious Approval of Sale of Westar Industries, Inc. and that the statements therein are true and correct to the best of his knowledge and belief.

Martin J. Bregman

SUBSCRIBED AND SWORN to before me this 2nd day of January, 2004.

Notary Public

My Appointment Expires:

CERTIFICATE OF SERVICE

I hereby certify that on this                  day of January, 2004, the original and seven copies of the Joint Motion For Expeditious Approval of Sale of Westar Industries, Inc. were hand-delivered to:

Susan K. Duffy

Executive Director

KANSAS CORPORATION COMMISSION

1500 SW Arrowhead Road

Topeka, Kansas  66604

and that one copy was mailed, postage prepaid, addressed to:

Susan Cunningham

General Counsel

KANSAS CORPORATION COMMISSION

1500 SW Arrowhead Road

Topeka, Kansas 66604

Larry Holloway

Acting Director

KANSAS CORPORATION COMMISSION

1500 SW Arrowhead Road

Topeka, Kansas 66604

David Springe

Niki Christopher

CITIZENS’ UTILITY RATEPAYER BOARD

1500 SW Arrowhead Road

Topeka, Kansas 66604-4027

Timothy E. McKee

TRIPLETT WOOLF & GARRETSON, LLC

2959 North Rock Road

Suite 300

Wichita, Kansas 67226

Gary E. Rebenstorf

Joe Allen Lang

WICHITA CITY HALL

455 North Main, 13th Floor

Wichita, Kansas 67202

Gregg Ottinger

DUNCAN AND ALLEN

1575 Eye Street, NW

Washington, D.C.  20005-1175

Thomas R. Powell

Sarah J. Loquist

HINKLE ELKOURI LAW FIRM, L.L.C.

301 North Main, Suite 2000

Wichita, Kansas 67202-4820

David Banks

Energy Manager

USD 259 School Service Center Complex

3850 North Hydraulic

Wichita, Kansas 67219-3399

James P. Zakoura

Lee M. Smithyman

David J. Roberts

SMITHYMAN & ZAKOURA, Chartered

7400 West 110th Street, Suite 750

Overland Park, Kansas 66210-2346

W. Robert Alderson, Jr.

Alderson Law Firm

2101 SW 21st Street

PO Box 237

Topeka, Kansas  66601-0237

James G. Flaherty

ANDERSON, BYRD, RICHESON, FLAHERTY & HENRICHS

216 S. Hickory, P. O. Box 17

Ottawa, KS  66067

John Gaberino, Jr.

Senior Vice President and General Counsel

ONEOK, INC.

100 W. 5th Street

Tulsa, OK 74103

Larry Willer

Director Rates and Regulation

ONEOK, INC.

7421 West 129th Street

Overland Park, KS 66213

Eric Grimshaw

VP & Associate General Counsel

ONEOK, Inc.

100 W. Fifth Street

Tulsa, OK 74103

W. Scott Keith

Manager

Aquila, Inc.

10700 East 350 Highway

P O Box 11739

Kansas City, Missouri  64138

Teresa L. James

Martin, Pringle, Oliver, Wallace & Bauer

100 N. Broadway, Suite 500

Wichita, KS 67202-2205

Mitchell F. Hertz

Kirkland & Ellis

655 15th Street, NW, Suite 1200

Washington, DC 20005

Eric Griffin

General Counsel

Protection One, Inc.

42121 W. John Carpenter Freeway

Irving, TX 75063

Thomas O. Scherer

IPM Global Public Finance

MBIA Corp.

113 King Street

Armonk, NY  10504

Frank Caro

Polsinelle Shalton & Welte, P.C.

6201 College Blvd., Suite 500

Overland Park, KS  66211

And a copy, with the exception of Exhibit MAR-2 to the Affidavit of Mark A. Ruelle, was sent, via e-mail, addressed to the following:

	Fax	Phone	E-mail
David Banks	316-973-2150	316-973-2004	dbanks@usd259.net
Susan Cunningham	785-271-3167	785-271-3272	s.cunningham@kcc.state.ks.us
David Springe	785-271-3116	785-271-3241	d.springe@kcc.state.ks.us
Mike Lennen	316-262-5991	316-262-2671	mlennen@morrislaing.com
Jim Flaherty	785-242-1234	785-242-1279	jflaherty@abrfh.com
Sarah Loquist	316-264-1556	316-267-2000	sloquist@hinklaw.com
Tim McKee	316-630-8101	316-630-8100	temckee@twgfirm.com
John McNish	785-271-3314	785-271-3218	j.mcnish@kcc.state.ks.us
Gregg Ottinger	202-289-8450	202-289-8400	gdo@duncanallen.com
Thomas Powell	316-264-1556	316-267-2000	tpowell@hinklaw.com
Gary Rebenstorf	316-268-4335	316-268-4681	grebenstorf@wichita.gov
Larry Holloway	785-271-3357	785-271-3222	l.holloway@kcc.state.ks.us
Jim Zakoura	913-661-9863	913-661-9800	zakoura@smizak-law.com
Larry Willer	913-319-8622	913-319-8660	lwiller@kgas.com
John Gaberino	918-588-7971	918-588-7906	jgaberino@oneok.com
Eric Grimshaw	918-588-7908	918-588-7960	egrimshaw@oneok.com
Teresa James	316-265-9311	316-265-2955	tjjames@martinpringle.com
Eric Griffin	972-916-6195	972-916-6154	ericgriffin@protectionone.com
Mitchell Hertz	202-879-5200	202-879-5270	mitchell_hertz@dc.kirkland.com

Martin J. Bregman